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                                                                    EXHIBIT 12.1

                                KELLWOOD COMPANY
                          STATEMENT ON THE COMPUTATION
                      OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                    Fiscal Year
                                                 ----------------------------------------------------
                                                   2004       2003       2002       2001       2000
                                                 --------   --------   --------   --------   --------
Earnings before tax                              $106,607   $110,475   $ 62,861   $ 60,330   $ 98,963

Fixed charges:
           Interest expense                        28,392     25,675     28,573     34,977     32,907
           Amortization of debt issuance costs      1,511      1,089        943        591        540
           Interest portion of rent expense        11,087     11,053     10,545     11,299     10,005
                                                 --------   --------   --------   --------   --------

Total fixed charges                                40,990     37,817     40,060     46,867     43,452
                                                 --------   --------   --------   --------   --------

Earnings before tax and fixed charges            $147,597   $148,291   $102,921   $107,197   $142,415
                                                 ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                   3.60       3.92       2.57       2.29       3.28
                                                 ========   ========   ========   ========   ========